Mr. Bruce Rosenberg Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

1 Iron Street

Boston, Massachusetts 02210

April 30, 2024

RE:	State Street Institutional Investment Trust Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Institutional Investment Trust (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Institutional Liquid Reserves Fund	0.07%	April 30, 2025
State Street Institutional U.S. Government Money Market Fund	0.07%	April 30, 2025
State Street Institutional Treasury Plus Money Market Fund	0.07%	April 30, 2025
State Street Institutional Treasury Money Market Fund	0.07%	April 30, 2025

Each of the above stated fee waiver and/or expense reimbursement arrangements set forth in Section I(a) supersedes any prior fee waiver and/or expense reimbursement arrangement for the applicable Fund and (ii) may only be terminated during the relevant period with the approval of the Funds’ Board of Trustees. SSGA FM and a Fund Officer are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated waivers and/or expense reimbursements for additional periods, including of one or more years, after the applicable Expiration Date.

If the arrangements in Section I of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Barry F.X. Smith
By:
Barry F.X. Smith President

Accepted and Agreed:

STATE STREET INSTITUTIONAL INVESTMENT

TRUST, ON BEHALF OF THE FUNDS NAMED ABOVE

/s/ Bruce Rosenberg
By:
Bruce Rosenberg Treasurer